Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 10, 2008 on the financial statements of Electro-Optical Sciences, Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and our report dated March 10, 2008 on our audit of the Company’s internal control over financial reporting as of December 31, 2007, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3, to be filed on our about June 26, 2008.
/s/ Eisner, LLP
New York, NY
June 23, 2008